                                VOTING AGREEMENT

          This Voting Agreement (the "Agreement") is made as of the ____ day of July, 1996 by and between Landover Holdings Corp. ("LHC") and Advanced Radio Technologies Corporation, a Delaware corporation (the "Company").

                                    RECITALS

          WHEREAS, the Company has agreed to a merger of its subsidiary (the "Merger") with Advanced Radio Telecom Corp. ("Telecom"), subject only to approval by the Federal Communications Commissions ("FCC"); and

          WHEREAS, the Company will change its name to Advanced Radio Telecom Corp. after the Merger; and

          WHEREAS, the Company is preparing to make an underwritten initial public offering (the "IPO") of its Common Stock, par value $0.001 per share (the "Common Stock") and, in connection therewith, the Company and LHC deem it to be in the best interests of the Company and its stockholders that the Company obtain a listing of the Common Stock on the Nasdaq National Market ("Nasdaq") in order to improve the liquidity and marketability of the Common Stock; and

          WHEREAS, LHC is controlled by Laurence S. Zimmerman ("Zimmerman"); and

          WHEREAS, after giving effect to the Merger, LHC owns 8,068,581 shares and affiliates of LHC, including the wife and a family trust of Zimmerman (the "LHC Affiliates"), own 200,000 shares (collectively, the "Current Shares"), of the Common Stock, including (i) 7,954,250 shares of Common Stock issuable upon consummation of the Merger in exchange for shares of Telecom Common Stock (the "ART Shares") and (ii) 37,500 shares of Common Stock issuable upon exercise of warrants, but (iii) not including 294,487 shares, 1,375,699 shares, 5,276,440 shares and 95,719 shares of Common Stock, issuable upon consummation of the Merger, held by E1 Holdings, L.P., E2 Holdings, L.P., E2-2 Holdings, L.P., respectively, each a limited partnership which is controlled by LHC but which will dissolve on consummation of the Merger; and

          WHEREAS, in order to assist the Company to obtain such listing and for other consideration, LHC has agreed to enter into, and to cause the LHC Affiliates to enter into, a Voting Trust Agreement and Irrevocable Proxy (the "Voting Trust and Proxy"), dated the date hereof, with Mark C. Demetree, Andrew
I. Fillat, and Vernon L. Fotheringham (the "Trustees") and deposit (i) the Current Shares, (ii)any other shares of Common Stock that may hereafter be acquired or beneficially owned by LHC, including without limitation any shares of Common Stock issuable upon exercise of warrants, and (iii) any rights, warrants or options to purchase, or other securities convertible into, Common Stock

(collectively, the "LHC Securities") into the trust created thereby; and

          WHEREAS, the Voting Trust and Proxy provides that the Trustees shall vote the LHC Securities in the manner specified therein; and

          WHEREAS, in order for the Trustees to act hereunder the Company has agreed to indemnify the Trustees for any costs relating to their services hereunder; and

          WHEREAS, 400,634 of the Current Shares, issuable upon consummation of the Merger, (the Option Securities") are held by Pierson & Burnett, L.L.P. (the "Escrow Agent") pursuant to an escrow agreement (the "Escrow Agreement") subject to an option agreement, each dated February 2, 1996 among LHC, the holders of Series D Preferred Stock of the Company, and, in the case of the Escrow Agreement, the Escrow Agent;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, LHC and the Company hereby agree as follows:

          1. EFFECTIVENESS. This Agreement and the Voting Trust and Proxy shall become effective upon the effective date of registration statement for the IPO.

          2. EXECUTION OF VOTING TRUST AND PROXY. LHC hereby agrees that in the event the Voting Trust and Proxy terminates by reason of the incapacity (as defined therein) of each Trustee, LHC will execute a voting trust and irrevocable proxy, substantially in the form and with the effect of the Voting Trust and Proxy, appointing another person or entity reasonably acceptable to the Board of Directors of the Company to act in the same capacity as the Trustees under the Voting Trust and Proxy.

          3. TERMINATION OF AGREEMENT. Notwithstanding the provisions of paragraph 2 above, this Agreement shall terminate (a) if the IPO fails to close by September 1, 1996 or (b) upon the earlier to occur of (i) the death of Zimmerman), (ii) the later of August 31, 2006 or the cash repayment in full of the Company's Senior Discount Notes due 2006 (the "Senior Discount Notes"),
(iii) the sale or transfer to third parties not affiliated with LHC of all the LHC Securities and (iv) prior to August 31, 2006 in the event that a business combination occurs in which (A) the Senior Discount Notes are repaid in full in cash, (B) holders of ART Common Stock receive common equity securities in the new company representing less than 50% of the voting power of the new company,
(C) less than half of the directors of the new company on a going-forward basis are former ART directors, and (D) LHC's equity represents less than 5% of the voting power of the new company. However, notwithstanding any of the foregoing, this Agreement shall not terminate if its continued existence is required by a third party regulatory agency, for example, as a condition to continued listing of the

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

Company's (or any acquiring company's) equity securities on the Nasdaq National Market System or other principal trading market for such equity securities.

          4. REPRESENTATIONS OF LHC. LHC hereby represents and warrants to the Company that LHC (a) owns and has the right to vote the LHC Securities (except that the ART Shares can be voted prior to the Merger only on Telecom matters), (b) has full power to enter into this Agreement and (c) will not take any action inconsistent with the purposes and provisions of this Agreement.

          5. SALE OF LHC SECURITIES. No provision of this Agreement or the Voting Trust and Irrevocable Proxy shall in any way limit right or ability of LHC or the LHC Affiliates to sell, transfer, assign or pledge any or all of the LHC Securities to a third party; except that LHC, the LHC Affiliates and Zimmerman will enter into any lock-up agreements requested by the underwriters of the IPO and entered into by other principal stockholders of the Company; and provided that LHC Securities sold, assigned, transferred or hypothecated to an affiliate of LHC shall remain in trust under the terms of the Voting Trust and Irrevocable Proxy. LHC Securities sold or transferred to third parties not affiliated with LHC shall be released from the trust under such sale or transfer. For purposes of this Agreement, a third party shall be deemed "affiliated" if such third party is controlled by, controls or under common control with LHC, Zimmerman or a member of the immediate family of Zimmerman or has made substantial investments of any nature with LHC, Zimmerman or any member of the immediate family of Zimmerman. The term "substantial business investments" refers to investments by a third party comprising more than 5% of the equity or debt of a company, partnership or joint venture in which LHC, Zimmerman or an affiliate of LHC or Zimmerman has an investment of at least 5%.

          6. IRREVOCABLE PROXY. LHC hereby notifies the Company that it has granted to the Trustees an irrevocable proxy pursuant to the provisions of the Delaware General Corporation Law to vote, or to execute and deliver written consents or otherwise act with respect to, all LHC Securities as fully, to the same extent and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Delaware corporation. LHC hereby affirms that this proxy is given as a condition of this Agreement and to improve the liquidity and marketability of the Common Stock and as such is coupled with an interest and is irrevocable. It is further understood by LHC that this proxy may be exercised by the Trustees for the period set forth in paragraph 3 above unless sooner terminated in accordance with the provisions of the Agreement and the Voting Trust and Proxy.

          7. TERMINATION OF MANAGEMENT CONSULTING AGREEMENT. The Management Consulting Agreement, dated as of November 13, 1996, between the Company and LHC shall terminate upon consummation of the IPO, and LHC shall receive at the closing of the IPO all amounts otherwise due through November 13, 1996 at the rate of $35,000 per month as provided in such agreement.

          8. CONFIDENTIALITY. The Company, acting by a majority of its directors, may from time to time, in its discretion, invite Zimmerman to attend meetings of the Board of Directors; provided that Zimmerman enters into the Confidentiality Agreement in the form attached hereto as Exhibit A as such agreement may be amended from time to time in accordance with its terms (the "Confidentiality Agreement"). LHC hereby guarantees Zimmerman's performance under the Confidentiality Agreement.

          9. THE TRUSTEES. The Trustees are expressly authorized to incur and pay such reasonable expenses and charges, to employ and pay such agents, attorneys and counsel, and to incur and pay such other charges and expenses as the Trustees may deem reasonably necessary and proper for administering this Agreement. The Company agrees to reimburse the Trustees for any such expense and charges.

          10. ENFORCEABILITY; VALIDITY. LHC expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms.

          11.  GENERAL PROVISIONS.

               (a) Except as provided in paragraph 3 above, all of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

               (b) This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the state of Delaware.

               (c) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

               (d) If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of the Agreement and this Agreement shall continue in all respects to be valid and enforceable.

               (e) Whenever the context of this Agreement shall so require, the use of the singular number shall include the plural and the use of any gender shall include all genders.

               (f) The Company and its stockholders are hereby expressly made third party beneficiaries of this Agreement, and

                                       -4-
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accordingly this Agreement may not be amended without the prior written consent of the company, acting by unanimous vote of its Board of Directors, and approval of the Company's stockholders acting by a two thirds vote.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LANDOVER HOLDINGS CORP.            ADVANCED RADIO TECHNOLOGIES
                                   CORPORATION


By:_______________________         By:_________________________
   Laurence S. Zimmerman,             Name:
   President                          Title:




758790


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